Filed Pursuant to Rule 433

Dated March 12, 2010

Registration Statement Nos.333-143585-01

333-143585

Relating to

Preliminary Prospectus Supplement Dated March 11, 2010 and

Prospectus dated June 7, 2007

5.750% SENIOR NOTES DUE 2020

Issuer:	RenRe North America Holdings Inc.
Guarantor:	RenaissanceRe Holdings Ltd.
Ratings*:	A3 (Moody’s) (stable) /A (S&P) (stable)
Principal Amount:	$250,000,000
Issue Price:	99.633%
Underwriting Discount:	0.650%
Trade Date:	March 12, 2010
Settlement Date:	March 17, 2010 (T + 3)
Maturity Date:	March 15, 2020
Security Type:	Senior Unsecured Fixed Rate Notes
Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Coupon:	5.750%
Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing on September 15, 2010 (short first coupon)
Day Count Convention:	30 / 360
Yield to Maturity:	5.799%
Treasury Benchmark:	3.625% due 02/15/20
Treasury Yield:	3.699%
Spread to Treasury Benchmark:	210 basis points
Make-Whole Call Payment:	US Treasury + 30 basis points
CUSIP; ISIN:	759891 AA2 / US759891AA27
Joint Bookrunners:	Banc of America Securities LLC Citigroup Global Markets Inc.
Joint Lead Manager:	Wells Fargo Securities, LLC
Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc.

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The guarantor and issuer have filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the guarantor and issuer have filed with the Securities and Exchange Commission for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Banc of America Securities LLC, toll-free at 1-800-294-1322, or Citigroup Global Markets Inc., toll-free at 1-877-858-5407.

This communication should be read in conjunction with the preliminary prospectus supplement dated March 11, 2010 and the accompanying prospectus. The information in this communication supersedes the information in the relevant preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with this information in such preliminary prospectus supplement and the accompanying prospectus.